Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS
SAN DIEGO, CA – February 18, 2021 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter 2020 Highlights
•Total revenue increased 432% to $809.2 million, from $152.2 million in the fourth quarter of 2019.
•Revenue for COVID-19 products was $678.7 million.
•Reported GAAP EPS of $10.78 per diluted share in the fourth quarter of 2020, compared with $0.71 per diluted share in the fourth quarter of 2019.
•Reported non-GAAP EPS of $11.07 per diluted share in the fourth quarter of 2020, compared with $1.00 per diluted share in the fourth quarter of 2019.
•Received Emergency Use Authorization (EUA) for Sofia® 2 Flu + SARS Antigen FIA rapid test.
•Received EUA for QuickVue® SARS Antigen test for the professional point-of-care segment.
•Received EUA for Solana® SARS-CoV-2 Assay for use with the Solana® molecular diagnostic system.

Full Year 2020 Highlights
•Total revenue increased 211% to $1,661.7 million, from $534.9 million in 2019.
•Revenue for COVID-19 products was $1,164.4 million.
•Reported GAAP EPS of $18.60 per diluted share in the 2020, compared with $1.73 per diluted share in 2019.
•Reported non-GAAP EPS of $19.92 per diluted share in 2020, compared with $2.97 per diluted share in 2019.
•Received EUA for 6 different COVID-19 diagnostic products, ranging from PCR to isothermal molecular to rapid antigen technologies.

Fourth Quarter 2020 Results
Total revenue for the fourth quarter of 2020 was $809.2 million, versus $152.2 million for the fourth quarter of 2019. The 432% increase in sales from the fourth quarter of 2019 was driven by growth in Rapid Immunoassay and Molecular Diagnostic Solutions product categories, the result of strong demand for the newly launched Sofia® SARS Antigen and Lyra® SARS-CoV-2 tests. Additionally, Cardiometabolic Immunoassay revenues were higher compared with the fourth quarter of 2019. This growth in revenue was minimally offset by a decline in Specialized Diagnostic Solutions revenues. Currency exchange had a favorable impact of $1.4 million.

Rapid Immunoassay product revenue increased by $566.3 million in the fourth quarter of 2020 to $631.3 million, primarily due to $587.6 million in revenue for our Sofia® SARS Antigen and Sofia® 2 Flu + SARS Antigen tests. Cardiometabolic Immunoassay revenue totaled $70.0 million in the fourth quarter of 2020, an increase of 6% from the fourth quarter of 2019. Molecular Diagnostic Solutions revenue increased $89.4 million to $96.4 million due to incremental Lyra® SARS-CoV-2 assay revenue of $87.2 million. Specialized Diagnostic Solutions revenue decreased 20% from the fourth quarter of 2019 to $11.5 million.

“Looking back on Q4 and the full year of 2020, it is hard to overstate how the ingenuity and resilience of our people -- their dedication and sheer force of will to make a difference in fighting the pandemic -- has transformed our company and benefited our customers,” said Douglas Bryant, president and CEO of Quidel Corporation. “In the quarter, our R&D teams developed six COVID-19 diagnostic assays across multiple technologies, our regulatory affairs teams secured EUAs to bring them to market and our operations teams built manufacturing lines and managed complex supply chains to vastly scale our production. Our tests have saved countless lives, allowed athletic seasons to resume and empowered people to take charge of their own health and safeguard others. It has been a privilege to witness and work alongside the Quidel Team, and our numbers for the year reflect the intensity and efficiency of the effort. The net result is our strongest balance sheet ever and an excellent competitive position entering 2021.”

“We will soon be launching two exciting new products: Savanna, a multiplex molecular analyzer that we believe will be another flagship product in the history of the company; and the Sofia Q analyzer, a tiny product with the potential to eventually serve several 'new markets', including the telemedicine and OTC markets. The addition of these products to our core portfolio positions us well for future growth," Mr. Bryant noted.

Gross Profit in the fourth quarter of 2020 increased to $701.5 million, driven by the demand for the new Sofia® SARS Antigen, Sofia® 2 Flu + SARS Antigen and Lyra SARS-CoV-2 products, which drove improved product mix and increased sales volume. These increases were only partially offset by increased indirect costs across all plants. Gross margin improved to 87% versus last year's 62% due to the introduction of high-margin Coronavirus products which resulted in significantly more volume running through the manufacturing facilities with relatively fixed overhead. R&D expense increased by $10.6 million in the fourth quarter as compared to the same period last year, due primarily to increased spending on SARS-CoV-2 diagnostic assay development, as well as development for Savanna and Sofia Q projects. We also incurred incremental labor and material costs associated with COVID-19 product development. Sales and Marketing expense increased by $10.2 million in the quarter, due primarily to increased freight costs as well as higher compensation costs driven by increased headcount and improved performance in the quarter. G&A expense increased by $5.9 million in the quarter due to increased headcount and higher compensation costs. Acquisition and integration costs of $0.5 million for the three months ended December 31, 2020 related to professional service fees.

In the fourth quarter of 2020, the Company recorded an income tax expense of $145.4 million, as compared with $1.9 million in the same quarter last year. The higher tax expense for the three months ended December 31, 2020 compared to the same period in the prior year is a result of higher pre-tax profits and lower proportional discrete tax benefits recorded in 2020 for excess tax benefits of stock-based compensation.

Net income for the fourth quarter was $470.1 million, or $10.78 per diluted share, as compared to a net income of $30.6 million, or $0.71 per diluted share, for the fourth quarter of 2019. On a non-GAAP basis, net income for the fourth quarter of 2020 was $482.8 million, or $11.07 per diluted share, as compared to net income of $43.5 million, or $1.00 per diluted share, for the same period in 2019.

Results for the Twelve Months Ended December 31, 2020
Total revenue for the twelve months ended December 31, 2020 was $1,661.7 million, versus $534.9 million for the same period in 2019. The 211% increase in sales was driven by greater Rapid Immunoassay and Molecular Diagnostics Solutions revenue associated with COVID-19. This was partially offset by lower Cardiometabolic Immunoassay revenue. Foreign exchange had a positive impact of $0.7 million for the twelve months ended December 31, 2020. The majority of the foreign currency tailwind impacted the Cardiometabolic Immunoassay business.

Rapid Immunoassay product revenue increased 497% in the twelve months ended December 31, 2020 to $1,144.8 million. This was led by a 742% growth in Sofia revenue to $1,092.7 million, while QuickVue sales decreased 15% to $48.3 million as compared to 2019. Cardiometabolic Immunoassay revenue totaled $242.9 million in the twelve months ended December 31, 2020, representing a 9% decline from 2019. Molecular Diagnostic Solutions revenue increased $201.2 million to $223.0 million, led by $203.2 million in revenue growth from Lyra. Specialized Diagnostic Solutions revenue for the twelve months ended December 31, 2020 was $50.9 million, down 7% from prior year.

Gross Profit in the twelve months ended December 31, 2020 increased to $1,348.9 million, driven by the demand for the new Sofia® SARS Antigen, Sofia® 2 Flu + SARS Antigen and Lyra SARS-CoV-2 products, which drove improved product mix. In addition, higher production volumes contributed to increased manufacturing overhead absorption, which offset increases in spend required to expedite the production ramp. Gross margin improved to 81% due to the same factors. R&D expense increased by $31.7 million in the twelve months ended December 31, 2020 as compared to the same period last year, due primarily to increased spending on Sofia, Savanna and next-generation instrument development projects. We also incurred higher labor, material and clinical trials spend associated with COVID-19 product development. Sales and Marketing expense increased by $22.8 million in the twelve months ended December 31, 2020, as compared to the same period in 2019, primarily due to higher employee-related costs, freight and bad debt expense. G&A expense increased by $13.8 million, primarily due to increased compensation costs from increased headcount to support the growth experienced in 2020 as well as improved performance in the period. Acquisition and integration costs of $3.7 million for the twelve months ended December 31, 2020 primarily related to the evaluation of new business development opportunities. Acquisition and integration costs of $11.7 million for the twelve months ended December 31, 2019 consisted primarily of global operation integration costs.

Net income for the twelve months ended December 31, 2020 was $810.3 million, or $18.60 per diluted share, as compared to net income of $72.9 million, or $1.73 per diluted share, for the same period in 2019. On a non-GAAP basis, net income for the twelve months ended December 31, 2020 was $868.4 million, or $19.92 per diluted share, as compared to net income of $127.8 million, or $2.97 per diluted share, for the same period in 2019.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles, non-cash interest expense, foreign exchange gains and losses and certain non-recurring items on net income and earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted gross profit, adjusted operating income, adjusted net income, adjusted net earnings per share, and constant currency revenue information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. Constant currency revenue is calculated by translating current period revenues using prior period exchange rates, net of any hedging effect recognized in the current period. Constant currency revenue growth (expressed as a percentage) is calculated by determining the change in current period constant currency revenues over prior period revenues. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the fiscal fourth quarter and full year 2020 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

Investors may either join the live call by telephone, or join via webcast:

•To participate in the live call by telephone from the U.S., please dial 833-968-2118, or from outside the U.S. dial 778-560-2849, and request either the “Quidel Q4 and FY 2020 Earnings Call” when prompted by the conference call operator, or dial conference ID 339-3433.

•To join the live webcast, participants may click on the following link directly: https://event.on24.com/wcc/r/2948384/3C5838A0099F31657278AD32E3BDD754, or via the Investor Relations section of the Quidel website (http://ir.quidel.com).

The website replay will be available for 1 year. The telephone replay will be available for 14 days beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) on February 18th, 2020 by dialing 800-585-8367 from the U.S., or by dialing 416-621-4642 for international callers, and entering pass code 339-3433.

About Quidel Corporation
Quidel Corporation (Nasdaq: QDEL) is a leading manufacturer of diagnostic solutions at the point of care, delivering a continuum of rapid testing technologies that further improve the quality of health care throughout the globe. An innovator for over 40 years in the medical device industry, Quidel pioneered the first FDA-cleared point-of-care test for influenza in 1999 and was the first to market a rapid SARS-CoV-2 antigen test in the U.S. Under trusted brand names Sofia®, Solana®, Lyra®, Triage® and QuickVue®, Quidel’s comprehensive product portfolio includes tests for a wide range of infectious diseases, cardiac and autoimmune biomarkers, as well as a host of products to detect COVID-19. With products made in America, Quidel’s mission is to provide patients with immediate and frequent access to highly accurate, affordable testing for the good of our families, our communities and the world. For more information about Quidel, visit quidel.com.

View our story told by our people at www.quidel.com/ourstory

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation: the impact and duration of the COVID-19 global pandemic; competition from other providers of diagnostic products; our ability to accurately forecast demand for our products and products in development, including in new market segments; our ability to develop new technologies, products and markets and to commercialize new products; our reliance on sales of our COVID-19 and influenza diagnostic tests; our reliance on a limited number of key distributors; quantity of our product in our distributors’ inventory or distribution channels; changes in the buying patterns of our distributors; the financial soundness of our customers and suppliers; lower than anticipated market penetration of our products; third-party reimbursement policies and potential cost constraints; our ability to meet demand for our products; interruptions, delays or shortages in the supply of raw materials, components and other products and services; failures in our information technology and storage systems; our exposure to data corruption, cyber-based attacks, security breaches and privacy violations; international risks, including but not limited to, economic, political and regulatory risks; continuing worldwide political and social uncertainty; our development, acquisition and protection of proprietary technology rights; intellectual property risks, including but not limited to, infringement litigation; the loss of Emergency Use Authorizations for our COVID-19 products and failures or delays in receipt of reviews or regulatory approvals, clearances or authorizations for new products or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”) or other regulatory authorities or loss of any previously received regulatory approvals, clearances or authorizations or other adverse actions by regulatory authorities; our contracts with government entities involve future funding, compliance and possible sanctions risks; product defects; changes in government policies and regulations and compliance risks related thereto; our ability to manage our growth strategy and successfully identify, acquire and integrate potential acquisition targets or technologies and our ability to obtain financing; our acquisition of Alere’s Triage® business presents certain risks to our business and operations; the level of our deferred payment obligations; our exposure to claims and litigation that could result in significant expenses and could ultimately result in an unfavorable outcome for us, including the ongoing litigation between us and Beckman Coulter, Inc.; we may need to raise additional funds to finance our future capital or operating needs; our debt, deferred and contingent payment obligations; competition for and loss of management and key personnel; business risks not covered by insurance; changes in tax rates and exposure to additional tax liabilities or assessments; and provisions in our charter documents and Delaware law that might delay or impede stockholder actions with respect to business combinations or similar transactions. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission from time to time, should be carefully considered, including those discussed in Item 1A, “Risk Factors” and elsewhere in our Annual Report on Form 10‑K for the year ended December 31, 2019 and in our subsequent Quarterly Reports on Form 10‑Q. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three months ended December 31,
Consolidated Statements of Operations:	2020	2019
Total revenues	$809,203	$152,178
Cost of sales	107,709	57,338
Gross profit	701,494	94,840
Research and development	25,495	14,924
Sales and marketing	38,239	28,000
General and administrative	20,165	14,302
Acquisition and integration costs	519	2,551
Total operating expenses	84,418	59,777
Operating income	617,076	35,063
Other expense, net
Interest and other expense, net	(1,552)	(2,551)
Total other expense, net	(1,552)	(2,551)
Income before income taxes	615,524	32,512
Provision for income taxes	145,394	1,886
Net income	$470,130	$30,626

Basic earnings per share	$11.14	$0.73
Diluted earnings per share	$10.78	$0.71
Shares used in basic per share calculation	42,211	41,875
Shares used in diluted per share calculation	43,622	43,290

Gross profit as a % of total revenues	87%	62%
Research and development as a % of total revenues	3%	10%
Sales and marketing as a % of total revenues	5%	18%
General and administrative as a % of total revenues	2%	9%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$631,253	$64,936
Cardiometabolic Immunoassay	70,031	65,831
Molecular Diagnostic Solutions	96,431	7,073
Specialized Diagnostic Solutions	11,488	14,338
Total revenues	$809,203	$152,178

Condensed balance sheet data:	12/31/2020	12/31/2019
Cash and cash equivalents	$489,941	$52,775
Accounts receivable, net	$497,688	$94,496
Inventories	$113,798	$58,086
Total assets	$1,871,164	$910,867
Short-term debt	$238	$13,135
Long-term debt	$4,100	$4,375
Stockholders’ equity	$1,332,703	$559,820

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Twelve months ended December 31,
Consolidated Statements of Operations:	2020	2019
Total revenues	$1,661,668	$534,890
Cost of sales	312,813	214,085
Gross profit	1,348,855	320,805
Research and development	84,292	52,553
Sales and marketing	133,957	111,114
General and administrative	66,586	52,755
Acquisition and integration costs	3,694	11,667
Total operating expenses	288,529	228,089
Operating income	1,060,326	92,716
Other expense, net
Interest and other expense, net	(9,623)	(14,790)
Loss on extinguishment of debt	(10,384)	(748)
Total other expense, net	(20,007)	(15,538)
Income before income taxes	1,040,319	77,178
Provision for income taxes	230,032	4,257
Net income	$810,287	$72,921

Basic earnings per share	$19.24	$1.78
Diluted earnings per share	$18.60	$1.73
Shares used in basic per share calculation	42,124	40,860
Shares used in diluted per share calculation	43,591	43,111

Gross profit as a % of total revenues	81%	60%
Research and development as a % of total revenues	5%	10%
Sales and marketing as a % of total revenues	8%	21%
General and administrative as a % of total revenues	4%	10%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$1,144,831	$191,736
Cardiometabolic Immunoassay	242,933	266,505
Molecular Diagnostic Solutions	222,964	21,716
Specialized Diagnostic Solutions	50,940	54,933
Total revenues	$1,661,668	$534,890

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended December 31,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP Financial Results	$701,494	$94,840	$617,076	$35,063	$470,130	$30,626
Interest expense on Convertible Senior Notes, net of tax					(13)	179
Net income used for diluted earnings per share, if-converted method					470,117	30,805	$10.78	$0.71

Adjustments:
Non-cash stock compensation expense	780	355	6,458	3,168	6,458	3,168
Amortization of intangibles	1,901	1,970	7,166	7,043	7,166	7,043
Amortization of debt issuance costs on credit facility					100	100
Non-cash interest expense for deferred consideration					1,543	1,872
Change in fair value of acquisition contingencies			557	841	557	841
Acquisition and integration costs			519	2,551	519	2,551
Foreign exchange (gain) loss					(307)	59
Income tax impact of adjustments (a)					(3,368)	(2,970)
Adjusted	$704,175	$97,165	$631,776	$48,666	$482,785	$43,469	$11.07	$1.00

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 21% for 2020 and 19% for 2019.

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Twelve months ended December 31,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP Financial Results	$1,348,855	$320,805	$1,060,326	$92,716	$810,287	$72,921
Interest expense on Convertible Senior Notes, net of tax					445	1,848
Net income used for diluted earnings per share, if-converted method					810,732	74,769	$18.60	$1.73

Adjustments:
Non-cash stock compensation expense	2,012	1,162	21,019	13,252	21,019	13,252
Amortization of intangibles	7,665	7,746	28,398	27,956	28,398	27,956
Amortization of debt issuance costs on credit facility					403	403
Non-cash interest expense for deferred consideration					6,569	8,224
Loss on extinguishment of Convertible Senior Notes					10,384	748
Change in fair value of acquisition contingencies			1,405	1,467	1,405	1,467
Change in fair value of derivative liabilities - Convertible Senior Note					1,084	—
Acquisition and integration costs			3,694	11,667	3,694	11,667
Foreign exchange loss					40	1,794
Income tax impact of adjustments (a)					(15,329)	(12,447)
Adjusted	$1,358,532	$329,713	$1,114,842	$147,058	$868,399	$127,833	$19.92	$2.97

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 21% for 2020 and 19% for 2019.